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                                                                    Exhibit 99.2

                Text of Script for April 4, 2003 Conference Call

Script of Michael Chamberlain, President and Chief Executive Officer:

Q2 Conference Call - 4/4/03

Good afternoon! Thanks for joining us today. Before we get started I need to say that:

The matters discussed during this conference call that are forward-looking statements are based on current management expectations that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Please refer to the discussion of the risks and uncertainties set out in the Company's press release and its filings with the Securities and Exchange Commission.

I've asked our CFO, Eric Haskell, to review preliminary financial results for the quarter, but before I turn it over to him I'd like to comment on a couple of areas. First, please recognize that we are still dealing with preliminary results and we'll issue another press release in about 10 days when the results for the quarter have been finalized. As indicated in our press release earlier today, 2Q earnings were lower than expected. The shortfall can essentially be attributed to a miss in expected license fees of approximately $3 million for the quarter. Each of the other revenue lines came in pretty much as planned. In fact, professional services revenue was slightly better than plan. However, it has become evident over the past 60 days or so that the current economic and political climate is now having an impact on spending in higher education and we will continue to adjust our plans in recognition of this reality. With that I'd like to turn it over to Eric.....

Script of Eric Haskell, Executive Vice President, Finance and Administration, and Chief Financial Officer:

I would like to repeat some of the details in today's press release to make certain that we are all clear on our estimated results for the quarter.

1. Income from continuing operations is estimated to range between a loss per fully diluted share of $(.01) and a profit of $.02. In last year's second quarter we reported a $.10 profit per fully diluted share profit

2. These amounts include a restructuring charge of $1.5 million or $.03 per fully diluted share. On a non GAAP basis, earnings before that charge are expected to range between .02 and .05 per fully diluted share.

3. The profit from discontinued operations is estimated to be $.11 per fully diluted share as the result of our sale of the utilities business.

4. Revenues and license fees are estimated to be $65 million and $7.4 million, respectively. Last year's revenues were $58.5 million and license fees were $6.9 million.
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Script of Michael Chamberlain, President and Chief Executive Officer:

I'd like to make a few more comments before we open the call for questions. Again, please remember that we are still early in the closing cycle and we have only preliminary results at this stage.

Professional Services revenue was $22.5 million. You may recall that last quarter we saw Professional Services margins slip to 11%. We spent a fair amount of time in our previous conference call discussing the reasons for that slip. To refresh your memory we said that there was a mismatch between accessible backlog and professional services resources available. We expressed confidence in our ability to correct the situation.

I'm pleased to report that Professional Services margins improved to approximately 21% in the current quarter, as a result of both improved utilization and reduced cost. The cost reduction was largely the result of the RIF at the end of February and so we only saw one month's impact in the quarterly results. Our medium term objective is to achieve margins in the mid 20% range in the professional services arena.

One last comment on the financials: we achieved approximately the same EPS as we did in Q1 on $3.5 million less in license fees. This was principally the result of the above mentioned service margin improvement but also was the result of other operational efficiencies. The reduction in force occurred at the end of February so we only received one month's worth of benefit. We will continue to focus on improving productivity in services and other operational areas.

Just a couple of further items that may be of interest:

Our annual user group meeting is called SCT Summit. The Summit meeting was held in New Orleans in early March. By all accounts it was the best Summit ever!

Over 5,000 SCT customers gathered for four days of meetings with over 600 individual sessions. The level of client satisfaction was high, and acceptance of new SCT products being introduced and demonstrated was terrific! The exhibit area housed 42 SCT business partners exhibiting their products. The SCT Summit is the largest gathering of higher education institutions anywhere.

We also closed the sale of the SCT Utilities business during the quarter. This was the last of the planned divestitures which results in an SCT that is now solely focused on higher education. The associated organization changes and cost reductions were also made as planned.

Finally, a comment on the outlook for the future: As recently as 60-90 days ago, we were not seeing any material impact of the overall economy and political climate on our business. It is now becoming increasingly clear that SCT will not escape the effect of this environment. However, as a company, we are stronger than ever. We have a strong balance sheet, excellent products, and domain expertise that is unmatched by any of our competitors. We now think that the overall political and economic environment will have an impact on our shorter term financial results and accordingly we are lowering our second half growth projections from the 15-20% range to the 10% range. As the market leader, now totally focused on the higher education market, we expect to do well against competition in a tough market environment.

Historically the second half of the Company's fiscal year has always been stronger in terms of revenue growth and profitability than the first half. So as we make our projections we'll keep that historical fact in mind. On the other hand, we also want to be sure that we recognize we are in a discontinuous period with the economic and political climate the way it is.

Finally, during this period of slower growth, we will continue to work on improving overall productivity and profitability and we'll exit the period I think in an even stronger position both competitively and financially as we move forward. With that, I'd like to open it for questions.
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Additional Information Regarding the Company's Results of Operations and
Financial Condition Discussed by Messrs. Chamberlain and Haskell in the Conference Call during Question and Answer Period, Not Included in Prepared
Script:

We believe the Company was more impacted by the overall economic scenario at the lower end of the market, specifically the PowerCampus product line than in the higher end. We believe that smaller schools are under more immediate pressure from a financial standpoint and are deferring and in some cases cancelling procurement of ERP systems. In the higher end, one of our more significant wins against competition was the closing of Notre Dame. There, we are not seeing cancellation of the procurement process or any increase in competitive loss rate but a lengthening of the procurement process and more caution and due diligence by Boards of Trustees in these times.

The Company's backlog of business is approximately $530 million, of which about $125 - $150 million is in professional services. The Company had too many resources for the amount of professional services work ready to move forward and as a result, margins in professional services were impacted last quarter. The margins in professional services were significantly improved this quarter and our objective is to get these margins in the mid 20s range.

When you look at the three major acquisitions we completed - ABT, Matrix (the Sallie Mae student system) and Campus Pipeline, the revenue results for Campus Pipeline are better than the other two when measured against our expectations. There is a significant opportunity for us with the Campus Pipeline Luminis product and people resources acquired as we try to grow the business at a rate perhaps greater than we'll see ERP growth.

Cash was down about $4 - $5 million from the end of the prior quarter excluding the $28 million received from the sale of the utilities business. With the proceeds from the utilities sale included, cash was in the $75 million range at the end of the second quarter. The purchaser of the utilities business is required to pay the Company another $10 million and the purchaser is seeking a mortgage on the property sold in the transaction. In addition, the Company has $35 million in debt that is due in October 2004.

We are dissatisfied with our days sales and think we've made some progress which only reflected itself in March collections and we think we will see some significant reduction but not until the end of the Company's fiscal year.